Exhibit (h)(10)

WAIVER AND REIMBURSEMENT AGREEMENT

Agreement (“Agreement”) dated as of the 31st day of May, 2013 by and between Community Capital Trust (formerly known as The Community Reinvestment Act Qualified Investment Fund), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended (the “Trust”), and Community Capital Management, Inc., a Delaware corporation (the “Adviser”).

BACKGROUND

The Adviser serves as investment adviser to the Trust’s CCM Active Income Fund (the “Fund”) pursuant to an Investment Management Agreement between the Adviser and the Trust dated as of June 1, 1999, as subsequently amended and supplemented.  The Fund offers one class of shares, known as Institutional Shares.

The parties to this Agreement wish to provide for an undertaking by the Adviser to limit investment advisory or other fees and/or reimburse expenses of the Institutional Shares of the Fund in order to improve the performance of the Institutional Shares of the Fund.

AGREEMENT

THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

The Adviser shall, from the date of this Agreement until September 30, 2014 waive all or a portion of its investment advisory or other fees and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, Total Annual Fund Operating Expenses (excluding acquired fund fees and expenses and short sale dividend expenses) of the Institutional Shares of the Fund shall not exceed 1.60%.  Thereafter, if not terminated, this Agreement will renew automatically each year ending September 30.  Notwithstanding the foregoing, this Agreement may be terminated at the end of the initial period or any subsequent one year period by the Trust or by the Adviser on sixty days’ written notice.

The Adviser acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future.

This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions.  This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designed below as of the day and the year first above written.

COMMUNITY CAPITAL TRUST COMMUNITY		CAPITAL MANAGEMENT, INC.

By:	/s/ David K. Downes	By:	/s/ Todd Cohen

Name:	David K. Downes	Name:	Todd Cohen

Title:	President	President:	President

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